Exhibit 99.1

News Release

SuperGen Reports 2011 First Quarter Financial Results

Reports First Quarter Net Income of $5.5 Million

Dacogen Royalty Revenue Increases 19% from Prior Year

Ends First Quarter with Nearly $130 Million in Cash & Marketable Securities

DUBLIN, Calif., April 27, 2011 — SuperGen, Inc. (NASDAQ: SUPG) today reported financial results for the first quarter ended March 31, 2011.  The Company reported net income for the 2011 first quarter of $5.5 million, or $0.09 per basic and diluted share, compared with $4.7 million, or $0.08 per basic and diluted share, for the same prior year period.

“SuperGen’s strong start to 2011 reflects continued progress on many fronts,” said James S.J. Manuso, Ph.D., president and chief executive officer of SuperGen. “We strengthened further our financial position as the clinical development of SGI-110 proceeds and as we prepare our most advanced clinical-stage drug, amuvatinib, to enter a Phase II clinical trial by midyear.”

Manuso also commented on the potential to expand significantly the Company’s pipeline through the proposed acquisition of Astex Therapeutics Limited, a U.K. based biotechnology company. “We are extremely excited about the recently announced proposed acquisition of Astex Therapeutics. If approved by shareholders of Astex and SuperGen, we believe this acquisition will play a key role in establishing a powerful new entity capable of delivering the next generation of targeted cancer therapies to address critical unmet medical needs.  We expect this addition to generate significant shareholder value in the years ahead.”

Total revenues for the 2011 first quarter were $17.1 million compared with $14.4 million for the same prior year period.  Total revenues for the 2011 first quarter includes royalty revenue of $17.0 million compared with $14.3 million for the same prior year period.  Royalty revenue is earned pursuant to the license agreement entered into with MGI PHARMA (acquired by Eisai Corporation of North America in January 2008) during 2004, which granted MGI PHARMA exclusive rights to the development, manufacture, commercialization and distribution of Dacogen® (decitabine) for Injection.  The Company generally recognizes royalty revenue when it is received.  Total revenues for the 2011 first quarter also include development and license revenue of $127,000 compared to a similar amount for the same prior year period.  Development and license revenue represents the amortization of deferred revenue relating to payments received pursuant to the collaborative research and license arrangement entered into with GlaxoSmithKline (GSK) during October 2009.

Total operating expenses for the 2011 first quarter were $11.6 million, compared with $9.8 million for the same prior year period.  The primary reasons for the increase in total operating expenses for the 2011 first quarter were higher research and development expenses due to increased activities during the period for product development and clinical trial programs associated primarily with SGI-110, incremental transaction costs associated with the recent announcement of the proposed acquisition of Astex Therapeutics, and an increase in stock-based compensation expense.  Approximately $1.3 million of additional expenses associated with the proposed acquisition were charged to general and administrative expenses during the 2011 first quarter.  Stock-based compensation expense, a non-cash expense that is included in operating expenses, was $712,000 for the 2011 first quarter, compared with $247,000 for the same prior year period.

As of March 31, 2011, the Company had approximately $129.5 million in unrestricted cash, cash equivalents and current and non-current marketable securities compared to $120.4 million at December 31, 2010.

2011 Annual Financial Guidance (Revised)

Based on the anticipated transaction costs associated with the proposed acquisition of Astex Therapeutics Limited, the Company has updated its 2011 financial guidance.  The revised financial guidance is prepared on a pre-deal close basis as follows:

•                  Royalty revenue for Dacogen remains unchanged from our prior guidance and is expected to increase up to 5% from the prior year to a range from $52 million to $55 million.

•                  Development and license revenue continues to be estimated at $500,000 and represents the recognition of deferred revenue relating to prior payments received pursuant to the research and license agreement with GSK.

•                  An additional payment of $700,000 related to the sale of Nipent® (pentostatin for injection) to Hospira, Inc. to be classified as gain on sale of products continues to be expected during 2011.

•                  Research and development expenses also remain unchanged from our prior guidance and are expected to be in a range from $29 to $32 million.  The growth in expenses, compared to the prior year, is influenced by increasing costs related to the Company’s clinical trial programs primarily for amuvatinib and SGI-110, and ongoing product development efforts intended to advance our product pipeline.

•                  General and administrative expenses have been revised upward to reflect the anticipated transaction costs associated with the proposed acquisition to a range from $12.5 to $13 million for 2011 compared to our previous guidance of $10 million.

•                  The forecasted net income has been modified to be less than $12 million for 2011 compared to our prior guidance of net income less than $14 million.

•                  Included in total operating expenses are non-cash stock-based compensation expenses estimated at $2 million.

•                  Average annual shares outstanding on a pre-deal close basis are expected to be approximately 61 million common shares.

Conference Call Information

SuperGen will host a conference call to discuss the 2011 first quarter financial results today at 1:30 p.m. PT / 4:30 p.m. ET.  A live webcast of the conference call is accessible via the investor relations section of the Company’s website at http://www.supergen.com.  A webcast replay of the conference call will be available for 30 days.

About SuperGen

SuperGen is a pharmaceutical company dedicated to discovery and development of novel cancer therapeutics in epigenetic and cell signaling modulation.  The Company develops products through biochemical and clinical proof of concept to partner for further development and commercialization.  On April 6, 2011, SuperGen entered into a definitive merger agreement to acquire Astex Therapeutics Limited, a UK based biotechnology company. The transaction is subject to customary regulatory, legal and shareholder approvals. For more information about SuperGen, please visit http://www.supergen.com.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created thereby.  Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties.  These forward-looking statements include, but are not limited to, statements regarding the expectations regarding the anticipated generation of shareholder value as a result of the proposed acquisition of Astex Therapeutics Limited; the expected expansion of the Company’s pipeline of products as a result of the proposed acquisition; the expectations regarding our clinical trials; progress of our collaboration with GSK;  the sufficiency of our operating cash to fund our development initiatives this year and thereafter; expectations about increases in royalty revenue; expectations regarding research and development expenses and general and administrative expenses; expectations regarding development and license revenue, and gains from sales of products from the previous sale of commercial business; estimates of 2011 net income; estimates of non-cash stock-based compensation; and expectations regarding Eisai’s and Johnson & Johnson’s plans for Dacogen.  Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, but are not limited to: the ability of Eisai and Johnson & Johnson to generate global sales of Dacogen; risks and uncertainties related to the achievement of developmental milestones with respect to the compounds in development; the research and development of amuvatinib and SGI-110; GSK’s decision whether or not to license and then develop and commercialize the products that are the subject of our collaboration with them and whether any of those products will be commercially successful; the outcome of Eisai’s and Johnson & Johnson’s examination of Dacogen clinical trial data and the submission of U.S. and E.U. regulatory filings; and the risks and uncertainties regarding the satisfaction of closing conditions precedent to the consummation of the proposed acquisition with Astex Therapeutics (including without limitation stockholder approval by each company, U.S. and U.K. regulatory review and clearance and other customary closing conditions), and, if the proposed acquisition does close, the risks and uncertainties associated with the post-transaction company.  In general, our future success is dependent upon numerous factors, including our ability to generate pre-clinical development candidates for selection into clinical testing, obtaining regulatory approval of product development programs, conducting and completing clinical trials, and obtaining regulatory approval of our products and product candidates, and creating opportunities for future commercialization of compounds.  Our future revenue and operating and net income or loss could be worse than anticipated if demand for our products is less than expected, if our partnerships and collaborations with other parties are not successful, or if the introduction of new products is delayed, for any reason, including regulatory delay.  References made to the discussion of risk factors are detailed in the Company’s filings with the Securities and Exchange Commission (the “SEC”) including reports on its most recently filed Form 10-K, Form 10-Q and preliminary proxy statement, which has not been declared effective by the SEC.  These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

Important Additional Information

SuperGen is not asking for your vote or soliciting a proxy in connection with the proposed acquisition of Astex Therapeutics at this time.  This press release is for informational purposes only and does not constitute an offer to sell, or the solicitation of an offer to purchase, shares of common stock of SuperGen.  This press release is not a substitute for the preliminary proxy statement, which has not been declared effective by the SEC, that SuperGen filed with the SEC on April 22, 2011 in connection with the transaction or the definitive proxy statement, when and if it is available.  BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE TRANSACTION, INVESTORS AND STOCKHOLDERS OF SUPERGEN ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT, WHICH HAS NOT

BEEN DECLARED EFFECTIVE BY THE SEC, THE DEFINITIVE PROXY STATEMENT, WHEN AND IF IT IS AVAILABLE, AND THE OTHER RELEVANT MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION.  The definitive proxy statement will be mailed to SuperGen stockholders, when and if it is available.  The preliminary proxy statement, which has not been declared effective by the SEC, the definitive proxy statement, when and if it is available, other relevant materials (as they become available), and any other documents filed by SuperGen with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov; by contacting SuperGen’s Investor Relations Department by phone at (925) 560-0100 or by mail at 4140 Dublin Blvd., Suite 200, Dublin, CA  94568 USA.

Participants in the Solicitation

SuperGen and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies with respect to the proposed acquisition of Astex Therapeutics.  Information regarding SuperGen’s directors and executive officers is available in SuperGen’s preliminary proxy statement for its 2011 annual meeting of stockholders, which has not been declared effective by the SEC, its Annual Report on Form 10-K for the year ended December 31, 2010, which were filed with the SEC on April 22, 2011 and March 9, 2011, respectively, and the definitive proxy statement, when and if it is available.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the preliminary proxy statement, which has not been declared effective by the SEC, and will be contained in the definitive proxy statement, when and if it is available, and other relevant materials filed with the SEC as they become available.

Contacts

Timothy L. Enns	Susanna Chau
SuperGen, Inc.	SuperGen, Inc.
Senior Vice President	Manager
Corporate Communications & Business Dev.	Investor Relations
Tel: (925) 560-2810	Tel: (925) 560-2845
E-mail: tenns@supergen.com	E-mail: schau@supergen.com

Alan Roemer	Michael Ares
The Trout Group	Fleishman-Hillard
Senior Vice President	Senior Vice President
Tel: (646) 378-2945	Tel: (404) 739-0133
E-mail: aroemer@troutgroup.com	michael.ares@fleishman.com

Condensed Consolidated Statements of Operations and Balance Sheets to follow

SUPERGEN, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three months ended
	March 31,
	2011	2010

Revenues:
Royalty revenue	$16,971	$14,293
Development and license revenue	127	127
Total revenues	17,098	14,420

Operating expenses:
Research and development	7,992	7,436
General and administrative	3,621	2,361
Total operating expenses	11,613	9,797

Income from operations	5,485	4,623

Interest income	49	51
Income before income tax provision	5,534	4,674

Income tax provision	(44)	—

Net income	$5,490	$4,674
Net income per common share:
Basic	$0.09	$0.08
Diluted	$0.09	$0.08
Weighted average shares outstanding:
Basic	60,364	60,210
Diluted	61,026	60,747

SUPERGEN, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31,	December 31,
	2011	2010

ASSETS

Current assets:
Cash and cash equivalents	$24,817	$25,554
Marketable securities	100,159	89,699
Income tax receivable	—	40
Prepaid expenses and other current assets	1,428	1,330
Total current assets	126,404	116,623

Marketable securities, non-current	4,505	5,124
Property, plant and equipment, net	4,044	3,932
Goodwill	731	731
Restricted cash	—	2,134
Other assets	555	554
Total assets	$136,239	$129,098

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,828	$1,198
Accrued compensation	3,523	3,556
Other accrued liabilities	782	773
Deferred revenue	509	509
Deferred rent	14	12
Total current liabilities	7,656	6,048

Deferred rent, non-current	15	9
Deferred revenue, non-current	1,302	1,429
Total liabilities	8,973	7,486

Total stockholders’ equity	127,266	121,612
Total liabilities and stockholders’ equity	$136,239	$129,098